SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Coventry Health Care, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2073000

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6705 Rockledge Drive, Suite 900, Bethesda, Maryland	20817

(Address of principal executive offices)	(Zip Code)

If this form related to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. ☒	If this form relates to the Registration of a class of securities Pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A. (d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable

(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock, $.01 par value per share	New York Stock Exchange
Common Stock Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant's Securities to be Registered.

Common Stock

A description of the Registrant’s Common Stock, par value $0.01 per share, is contained in the Registrant’s Joint Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 (Reg. No. 333-45821) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on February 6, 1998, as amended, under the caption “Description of Capital Stock,” which description is incorporated herein by reference. A description of certain ownership and voting provisions is contained in the “Risk Factors” portion of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, that was filed with the Commission on March 29, 2001, which description is incorporated herein by reference.

Common Stock Rights

Descriptions of the Registrant’s Common Stock Rights are set forth in Item 5 of the Registrant’s Current Report on Form 8-K/A, filed with the Commission on December 21, 1998, for an event that took place on December 18, 1998, under the caption “Other Events–‘Description of Registrant’s Securities to be Registered’” and in the Registration Statement under the caption “Description of Newco Rights Agreement,” which descriptions are incorporated herein by reference. The Registrant’s Bylaws provide that its Board of Directors shall consist of such number of directors as shall be determined by the Board of Directors from time to time. The Registrant’s Certificate of Incorporation provides that the directors shall be divided into three classes as nearly equal in numbers as possible. At each annual meeting, directors of the class whose term of office expires in that year are elected for a three-year term.

Item 2.	Exhibits.

The securities to be registered are to be listed on the New York Stock Exchange (the “NYSE”), on which no other securities of the Registrant are listed. Accordingly, the following exhibits are being filed with the NYSE:

1.	Form of Specimen Certificate for Registrant’s Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 8, 1998 for an event that took place on April 1, 1998).

2.	Registrant's Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 (Reg. No. 333-45821), filed with the Securities and Exchange Commission on February 6, 1998, as amended).

3.	Registrant's By-Laws (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 (Reg. No. 333-45821), filed with the Securities and Exchange Commission on February 6, 1998, as amended).

4.	Rights Agreement, dated as of March 30, 1998, between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 8, 1998 for an event that took place on April 1, 1998).

5.	Amendment No. 1 to Rights Agreement, dated as of December 18, 1998, between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, LLC, as Rights Agent (incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on December 21, 1998 for an event that took place on December 18, 1998).

6.	Amendment No. 2 to Rights Agreement, dated as of May 5, 2000, between Coventry Health Care, Inc. and ChaseMellon Shareholder Services, LLC, as Rights Agent, (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 11, 2000 for an event that took place on that date).

7.	Current Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 29, 2001.

8.	Joint Proxy Statement/Prospectus, dated February 6, 1998, as amended, of Coventry Health Care, Inc. (incorporated by reference to the Joint Proxy Statement/Prospectus included in Coventry Health Care, Inc.'s Registration Statement on Form S-4 (Reg. No. 333-45821), filed with the Securities and Exchange Commission on February 6, 1998, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COVENTRY HEALTH CARE, INC.

By:	/s/ Dale B. Wolf
Name:	Dale B. Wolf
Title:	Chief Financial Officer

Dated: May 8, 2001